EXHIBIT 23.2

CONSENT OF SHEARMAN & STERLING LLP

We hereby consent to the use of our name under the headings “CERTAIN TAX CONSIDERATIONS—United States Taxation” and “LEGAL OPINIONS” of the Prospectus included in this Registration Statement.

Date: May 12, 2006

/s/ SHEARMAN & STERLING LLP
Shearman & Sterling LLP